EXHIBIT 10.13

BIG LOTS 2012 LONG-TERM INCENTIVE PLAN
DEFERRAL ELECTION FORM
AND
DEFERRED STOCK UNIT AWARD AGREEMENT
FOR NONEMPLOYEE DIRECTORS

In accordance with the terms of the Big Lots 2012 Long-Term Incentive Plan, as may be amended (“Plan”), you are permitted to defer receipt of all or a portion of any restricted stock you would have been granted by the Company or an Affiliate under the Plan after this Big Lots 2012 Long-Term Incentive Plan Deferral Election Form and Deferred Stock Unit Award Agreement (“Deferral Election Form” or “Agreement”) becomes effective (“Effective Date”), and receive in lieu thereof an Award of elective Deferred Stock Units (“DSUs”).

I.	Deferral Election Form.

A.	Participant Information.

Name (please print)

Current Address

B.
Deferral Election. Please complete this section if you desire to defer all or a portion of any restricted stock you would have been granted by the Company or an Affiliate under the Plan after the Effective Date of this Agreement. This Deferral Election Form must be completed: (i) no later than December 31st of the calendar year immediately preceding the Plan Year to which the restricted stock would have been granted; or (ii) in the case of a newly elected Director, within thirty (30) days of the date you first become eligible to participate in the Plan or similar plans of the Company or an Affiliate.

☐ Subject to the terms of the Plan, I elect to defer _______% of the restricted stock that would have been granted to me in ________ (insert Plan Year). This election will only affect the restricted stock that would have been granted for the Plan Year specified in the preceding sentence. If you want to make a similar election for later awards, you must make a separate election.

The Company will update Schedule A to reflect each grant of DSUs that are deferred hereunder.

C.	Time and Form of Distribution. The election as to the time of distribution will apply only to the DSUs deferred under the Plan for the Plan Year specified in this Deferral Election Form.

☐ Subject to the terms of the Plan, I elect that my ______ (insert Plan Year) DSUs will be distributed as in kind on June 15, ___________ (insert Date not earlier than the Outside Date)(“Deferral Date”).

II.	Deferred Stock Unit Agreement

In accordance with the terms of the Plan, this Agreement is entered into as of the Grant Date by and between you, the Participant, and the Company in connection with the Company’s grant of the DSUs and related Dividend-Equivalent Rights to you.

This Agreement describes the DSUs and Dividend-Equivalent Rights you have been granted and the conditions that must be met before the DSUs vest and you become entitled to receive the Shares underlying the DSUs and any cash accrued under the Dividend-Equivalent Rights. To ensure that you fully understand these terms and conditions, you should carefully read the Plan and this Agreement.

A.	Definitions

Except as otherwise expressly provided herein, capitalized terms used but not defined in this Agreement (including Exhibit A) shall have the respective meanings ascribed to them in the Plan. For purposes of this Agreement:

“Acceleration Event” means the earlier of the Participant’s death or the Participant’s Disability;

“Outside Date” means the Trading Day immediately preceding the Company’s annual meeting of shareholders first following the Grant Date;

“Restriction Period” means the period commencing on Grant Date and continuing until the Outside Date;

“Termination of Employment or Service” means any act or event, other than an Acceleration Event, that causes the Participant to cease serving as a member of the Board of Directors; and

“Trading Day” means a day on which the principal national securities exchange on which the Shares are listed is open for business.

B.	Description of the DSUs

Each DSU is a right to receive one Share after such DSU vests. The Company shall transfer to you one Share for each DSU that vests, provided you comply with the terms of this Agreement and the Plan. However, you shall forfeit any rights to the DSUs and the underlying Shares (i.e., no shares will be transferred to you) to the extent the DSUs do not vest or you do not comply with the terms of this Agreement and the Plan.

No portion of the DSUs that have not vested or been settled nor any underlying Shares that have not yet been transferred to you may be sold, transferred, assigned, pledged, encumbered or otherwise disposed of by you in any way (including a transfer by operation of law); and any attempt by you to make any such sale, transfer, assignment, pledge, encumbrance or other disposition shall be null and void and of no effect.

C.	Vesting and Settlement of the DSUs

The Restriction Period shall lapse and your DSUs will vest upon the earlier of (i) the Outside Date, or (ii) the day on which an Acceleration Event occurs; provided, however, if your Termination of Employment or Service occurs before the Outside Date, then this Agreement will expire and all of your rights in your DSUs will be forfeited.

The vested DSUs shall be settled in the form elected in Section I, C. of this Deferral Election Form on the earlier of: (i) the Deferral Date; (ii) the date on which an Acceleration Event occurs; or (iii) your Termination of Employment of Service, provided such date is after the Outside Date. Notwithstanding the preceding, DSU settlement may be delayed under Code Section 409A.

D.	Your Rights in the DSUs

Subject to the Company’s insider trading policies and applicable laws and regulations, after any underlying Shares are delivered to you in respect of vested DSUs, you shall be free to deal with and dispose of such underlying Shares.

You have no rights in the Shares underlying unvested DSUs. You shall have none of the rights of a shareholder (including, without limitation, the right to vote or receive dividends) with respect to any Shares underlying these DSUs until such time as you become the record holder of such Shares.

Notwithstanding the foregoing, for each DSU granted under this Agreement you have been granted one Dividend Equivalent Right. Each Dividend Equivalent Right represents the right to receive the equivalent of all of the cash dividends that would be payable with respect to the Shares underlying the DSUs to which the Dividend Equivalent Rights relate. Such cash dividends shall accrue without interest and shall vest and be paid in cash when the DSUs vest, or shall be forfeited if the DSUs and underlying Shares are forfeited.

E.	Tax Treatment of the DSUs

You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your DSUs.

This brief discussion of the federal tax rules that affect your DSUs is provided as general information (not as personal tax advice) and is based on the Company’s understanding of federal tax laws and regulations in effect as of the Grant Date. Article 22 of the Plan further describes the manner in which withholding may occur.

You are not required to pay income taxes on your DSUs on the Grant Date. However, you will be required to pay income taxes (at ordinary income tax rates) when, if and to the extent your DSUs vest. The amount of ordinary income you will recognize is the value of your DSUs when they vest.

Any appreciation of the Shares you receive in connection with vested DSUs may be eligible to be taxed at capital gains rates when you sell the Shares. If your DSUs do not vest, your DSUs and Dividend-Equivalent Rights shall expire and no taxes will be due.

This Award is intended to comply with the applicable requirements of Code Section 409A and shall be administered in accordance with Code Section 409A. Refer to Section 24.13 of the Plan for more information on compliance with Code Section 409A, including the applicability of a six (6) month delay on the settlement of the DSUs for “specified employees,” within the meaning of Code Section 409A.

F.	No Section 83(b) Election

Because the DSUs are not property under the Internal Revenue Code, you have no right to make an election under Section 83(b) of the Internal Revenue Code with respect to your DSUs.

G.	General Terms and Conditions

Nothing contained in this Agreement obligates the Company or an Affiliate to continue to employ you in any capacity whatsoever or prohibits or restricts the Company or an Affiliate from terminating your employment at any time or for any reason whatsoever; and this Agreement does not in any way affect any employment agreement that you may have with the Company.

This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts of laws, of the State of Ohio.

If any provision of this Agreement is adjudged to be unenforceable or invalid, then such unenforceable or invalid provision shall not affect the enforceability or validity of the remaining provisions of this Agreement, and the Company and you agree to replace such unenforceable or invalid provision with an enforceable and valid arrangement which in its economic effect shall be as close as possible to the unenforceable or invalid provision.

You represent and warrant to the Company that you have the full legal power, authority and capacity to enter into this Agreement and to perform your obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally and to general principles of equity. You also represent and warrant to the Company that you are aware of and agree to be bound by the Company’s trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company’s securities. The Company represents and warrants to you that it has the full legal power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally and to general principles of equity.

Acceptance

By accepting your DSUs, you acknowledge receipt of a copy of the Plan, as in effect on the Grant Date, and agree that your DSUs are granted under and are subject to the terms and conditions described in this Agreement and in the Plan. You further agree to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any issues arising under this Agreement or the Plan. You also represent and warrant to the Company that you are aware of and agree to be bound by the Company’s insider trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company’s securities.

Accepted as of	, 20	BIG LOTS, INC.
"Participant"
By:

Exhibit A

As used in this Agreement, the following terms shall have the meanings set forth below:

“Deferred Stock Unit” or “DSU” means the __________ Shares underlying the Award made by this Agreement.

“Grant Date” means __________ (the date the restricted stock would have been granted to the Participant).

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